Filed pursuant to Rule 424(b)(3) under the Securities Act of 1933 in connection with Registration Statement No. 333-219725

PROSPECTUS SUPPLEMENT NO. 4

(TO PROSPECTUS DATED AUGUST 14, 2017)

17,814,790 Shares

Common Stock

This prospectus supplement supplements and amends the prospectus dated August 14, 2017 related to the sale or other disposition from time to time, of up to 17,814,790 shares of common stock, par value $0.001 per share, of iBio, Inc., a Delaware corporation (the “Company,” “we,” “us” or “our”), issued and issuable to Lincoln Park Capital Fund, LLC, the selling stockholder named in the prospectus, also referred to as Lincoln Park, pursuant to a purchase agreement dated July 24, 2017 that we entered into with Lincoln Park. We are not selling any shares of common stock under this prospectus and will not receive any of the proceeds from the sale of the shares of common stock by the selling stockholder.

This prospectus supplement should be read in conjunction with the prospectus dated August 14, 2017, which is to be delivered with this prospectus supplement. This prospectus supplement is qualified by reference to the prospectus except to the extent that the information in this prospectus supplement supersedes the information contained in the prospectus. This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus, including any amendments or supplements to it.

Our common stock is listed on NYSE American under the ticker symbol “IBIO”. On December 27, 2017, the last reported sale price per share of our common stock was $0.18 per share.

This prospectus supplement incorporates into our prospectus the information contained in our Current Report on Form 8-K filed with the Securities and Exchange Commission on December 20, 2017 and our Supplement dated December 7, 2017 to our Definitive Proxy Statement on Schedule 14A filed with the Securities and Exchange Commission on November 27, 2017, each attached hereto.

Investing in our common stock involves risks. See “Risk Factors” beginning on page 5 of the prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the prospectus to which it relates are truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is December 28, 2017

U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 19, 2017

iBio, Inc.

(Exact name of registrant as specified in its charter)

Delaware

(State or jurisdiction of incorporation or organization)

001-35023

(Commission File Number)

26-2797813

(I.R.S. Employer Identification Number)

600 Madison Avenue, Suite 1601, New York, NY 10022-1737

(Address of principal executive offices (Zip Code)

Registrant's telephone number: (302) 355-0650

                                             N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

☐ Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.07	Submission of Matters to a Vote of Security Holders.

On December 19, 2017, iBio, Inc. (the “Company”) held its 2017 Annual Meeting of Stockholders (the “Annual Meeting”). A total of 92,818,510 shares of the Company’s common stock were entitled to vote as of November 16, 2017, the record date for the Annual Meeting. There were 63,180,403 shares present in person or by proxy at the Annual Meeting.

As described in the Company’s Proxy Statement on Schedule 14A filed with the Securities and Exchange Commission on November 27, 2017, and as supplemented on December 7, 2017 (the “Proxy Statement”), at the Annual Meeting the stockholders were asked to vote on five matters: (1) the election of two directors each to serve as Class III directors for a three year term expiring at the 2020 annual meeting of stockholders or until successors have been duly elected and qualified; (2) ratification of the appointment of CohnReznick LLP as the Company’s independent registered public accounting firm for the fiscal year ending June 30, 2018; (3) approval of an advisory vote on executive compensation (“say-on-pay”); (4) approval of an amendment to the Company’s certificate of incorporation, as amended, increasing the number of authorized shares of its common stock from 175 million shares to 275 million shares and (5) approval of an amendment to the Company’s 2008 Omnibus Equity Incentive Plan, as amended, to increase the number of shares of its common stock authorized for issuance thereunder from 15 million shares to 25 million shares. The proposals are described in detail in the Proxy Statement.

The final voting results of the Annual Meeting are set forth below.

Proposal 1 - Election of Directors - The Company’s stockholders elected John D. McKey, Jr. and Seymour Flug to serve as Class III directors of the Company for a three-year term expiring in 2020. The voting results for each of these individuals were as follows:

Director	Votes For	Votes Withheld	Broker Non-Votes
John D. McKey, Jr.	34,640,496	515,901	28,024,006
Seymour Flug	34,633,299	523,098	28,024,006

Proposal 2 - Ratification of the selection of the Company’s independent registered public accounting firm - The Company’s stockholders ratified the selection of CohnReznick LLP as the Company’s independent registered public accounting firm for the current fiscal year ending June 30, 2018. The voting results were 57,590,912 shares “FOR,” 4,927,642 shares “AGAINST,” and 661,849 abstentions.

Proposal 3 – “Say on pay” proposal - The Company’s stockholders approved, on an advisory basis, the compensation of its named executive officers. The voting results were 32,863,534 shares “FOR,” 1,485,627 shares “AGAINST,” 807,236 abstentions and 28,024,006 broker non-votes.

Proposal 4 – Amendment to the Company’s certificate of incorporation - The Company’s stockholders approved an amendment to the Company’s Certificate of Incorporation, as amended, increasing the number of authorized shares of its common stock from 175 million shares to 275 million shares. The voting results were 50,930,691 shares “FOR,” 11,812,858 shares “AGAINST,” and 436,854 abstentions.

Proposal 5 – Amendment to the Company’s 2008 Omnibus Equity Incentive Plan - The proposal to amend the Company’s 2008 Omnibus Equity Incentive Plan, as amended, to increase the number of shares of its common stock authorized for issuance thereunder from 15 million shares to 25 million shares was not approved at the Annual Meeting. Less than a majority of shares present at the Annual Meeting, either in person or by proxy, were voted “For” this proposal, and therefore, this proposal did not achieve the minimum required vote for approval described in the Proxy Statement. The voting results were 30,670,650 shares “FOR,” 4,385,920 shares “AGAINST,” 99,827 abstentions and 28,024,006 broker non-votes.

Signatures

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IBIO INC.

Date: December 20, 2017	By:	/s/ Robert B. Kay
Robert B. Kay
Executive Chairman and CEO

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. __ )

Filed by the Registrant ☑

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☑	Definitive Additional Materials
☐	Soliciting Material Under Rule 14a-12

iBio, Inc.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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December 7, 2017

Supplement to Notice of 2017 Annual Meeting of Stockholders

and Definitive Proxy Statement dated November 27, 2017

The following information relates to the 2017 Annual Meeting of Stockholders of iBio, Inc. (the “Company,” “we,” or “us”) and amends and supplements the related Definitive Proxy Statement filed with the Securities and Exchange Commission on November 27, 2017 (the “Proxy Statement”).

The purpose of this filing is to correct information contained in the Proxy Statement relating to the “broker non-vote” voting rules that apply to Proposal 4 to approve an amendment to our certificate of incorporation, as amended, increasing the number of authorized shares of our common stock from 175 million shares to 275 million shares. The Proxy Statement stated that with respect to Proposal 4, a broker who has received no instructions from its clients does not have discretion to vote its clients’ uninstructed shares on that proposal, thus resulting in a broker non-vote with respect to such uninstructed shares (such proposals being commonly referred to as “non-routine” matters). The Company has since been informed by the NYSE Proxy Compliance group that Proposal 4 is a “routine” matter and that a broker who has received no instructions from its clients will have discretion to vote its clients’ uninstructed shares on Proposal 4.

We urge you to read the Proxy Statement and this supplement in their entirety. Except as specifically supplemented by the information contained herein, all information set forth in the Proxy Statement remains unchanged, and all voting requirements otherwise remain the same. From and after the date of this proxy statement supplement, all references to the “Proxy Statement” are to the Proxy Statement as supplemented hereby.

Q.	Who can vote at the Annual Meeting?

A.	Only stockholders of record at the close of business on November 16, 2017, the record date for the Annual Meeting (the “Record Date”), will be entitled to vote at the Annual Meeting. On the Record Date, there were 92,818,510 shares of common stock, $0.001 par value per share, outstanding and entitled to vote at the annual meeting. On the Record Date there was one share of the Company’s iBio CMO Preferred Tracking Stock, par value, $0.001 per share (“Preferred Tracking Stock”) outstanding. The Preferred Tracking Stock is not entitled to vote on the proposals described in this Proxy Statement.

Stockholder of Record: Shares Registered in Your Name -- If on the Record Date your shares of common stock were registered directly in your name with our transfer agent, Continental Stock Transfer and Trust Company, then you are a stockholder of record. As a stockholder of record, you may vote in person at the Annual Meeting or vote by proxy. Whether or not you plan to attend the Annual Meeting, we urge you to vote by returning the enclosed proxy card to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank -- If on the Record Date your shares of common stock were held in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker, bank or other agent regarding how to vote the shares in your account. You are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the Annual Meeting unless you request and obtain a valid proxy from your broker, bank or other agent.

Q.	What if I return a proxy card but do not make specific choices?

A.	If you properly submit your proxy and do not revoke it, the proxy holders will vote your shares in accordance with your instructions. If your properly completed proxy gives no instructions, and you are a shareholder of record, then the persons named as proxy holders will vote your shares in the manner recommended by our Board of Directors on all matters presented in this Proxy Statement and as the proxy holders may determine in their discretion with respect to any other matters properly presented for a vote at the Annual Meeting. If you are a beneficial owner of shares registered in the name of a broker, bank or other agent and do not provide the organization that holds your shares with specific voting instructions then, under applicable rules, the organization that holds your shares may generally vote on “routine” matters but cannot vote on “non-routine” matters. If the organization that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, that organization will inform the inspector of election that it does not have the authority to vote on this matter with respect to your shares. This is generally referred to as a “broker non-vote.”

Q.	What are broker non-votes?

A.	Broker non-votes occur when a beneficial owner of shares held in “street name” does not give instructions as to how to vote to the broker or nominee holding the shares. If the beneficial owner does not provide voting instructions, the broker or nominee can vote the shares with respect to matters that are “discretionary” items but cannot vote the shares with respect to “nondiscretionary” items (resulting in a “broker non-vote”).

If your shares are held by your broker as your nominee (that is, in “street name”), you will need to obtain a proxy form from the institution that holds your shares and follow the instructions included on that form regarding how to instruct your broker to vote your shares. If you do not give instructions to your broker, your broker can vote your shares with respect to “discretionary” items, but not with respect to “non-discretionary” items. On non-discretionary items for which you do not give your broker instructions, the shares will be treated as broker non-votes. Proposal 2, the ratification of the selection of CohnReznick LLP, and Proposal 4, the approval of an amendment to our certificate of incorporation, as amended, increasing the number of authorized shares of our common stock from 175 million shares to 275 million shares, are “discretionary” items. All the other matters being acted upon and put to a vote at the Annual Meeting are “non-discretionary” items.

Q.	How many votes are needed to approve each proposal?

A.	For the approval of Proposal 1 (the election of directors), the two nominees receiving the most “FOR” votes from the holders of shares present in person or represented by proxy and entitled to vote on the election of directors will be elected, regardless of whether that number represents a majority of the votes cast. Abstentions and broker non-votes will have no effect on the outcome of the election of directors.

To be approved, Proposals 2 and 4 (ratifying the selection of CohnReznick LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2018 and approving the amendment to our certificate of incorporation increasing the number of authorized shares of our common stock from 175 million shares to 275 million shares) must receive “FOR” votes from the holders of a majority of shares present at the Annual Meeting, either in person or by proxy. Abstentions will have the same effect as a vote against the proposals, because passage of Proposals 2 and 4 requires the affirmative vote of a majority of the votes present, in person or by proxy, at the Annual Meeting. Proposals 2 and 4 are considered “routine matters”. If you are a beneficial owner of shares registered in the name of your broker or other nominee and you fail to provide instructions to your broker or nominee as to how to vote your shares on Proposals 2 and 4, your broker or nominee will have the discretion to vote your shares on Proposals 2 and 4. Therefore, we do not expect any broker non-votes on Proposals 2 or 4, but if you do not provide voting instructions and your broker or nominee fails to vote your shares, this will have the same effect as a vote against the proposal. If you are a beneficial owner of shares registered in the name of your broker or other nominee, we strongly encourage you to provide voting instructions to the broker or nominee that holds your shares to ensure that your shares are voted in the manner in which you want them to be voted.

To be approved, Proposals 3 and 5 (approving the Say-On-Pay Proposal and approving the amendment to our 2008 omnibus equity incentive plan) must receive “FOR” votes from the holders of a majority of shares present at the Annual Meeting, either in person or by proxy. Abstentions and broker non-votes will have the same effect as a vote against the proposal, because passage of Proposals 3 and 5 requires the affirmative vote of a majority of the votes present, in person or by proxy, at the Annual Meeting.